EXHIBIT 4

                                 AMENDMENT NO. 1
                               TO RIGHTS AGREEMENT

         AMENDMENT, dated as of October 5, 2001, to the Rights Agreement, dated as of February 27, 1996 (the "Rights Agreement"), between Northwest Natural Gas Company, an Oregon corporation (the "Company"), and Mellon Investor Services LLC, a New Jersey limited liability company, (successor to Boatmen's Trust Company), as Rights Agent (the "Rights Agent").

                                   WITNESSETH:

         WHEREAS, in accordance with the terms of the Rights Agreement, the Company deems it desirable to make certain amendments to the Rights Agreement; and

         WHEREAS, Section 27 of the Rights Agreement provides that prior to the Distribution Date (as defined in the Rights Agreement), the Company and the Rights Agent shall, if the Company so directs, amend or supplement any provisions of the Rights Agreement as the Company may deem necessary or desirable without the approval of any holders of Right Certificates (as defined in the Rights Agreement); and

         WHEREAS, the Company intends to enter into an Agreement and Plan of Merger and Reorganization (the "Merger Agreement") with Northwest Energy Corporation, an Oregon corporation and a wholly-owned subsidiary of the Company ("Holdco"), and Northwest Energy Sub Corporation, an Oregon corporation and a wholly-owned subsidiary of Holdco ("Sub"), pursuant to which Sub will be merged with and into the Company (the "Merger"), and each of the outstanding Common Shares (as defined in the Rights Agreement), at the Effective Time (as defined in the Merger Agreement) of the Merger, shall be cancelled and converted into the right to receive one share of Holdco Common Stock (as such term is defined in the Merger Agreement); and

         WHEREAS, the Company and Holdco intend to enter into a Stock Purchase Agreement (the "Stock Purchase Agreement") with Enron Corp., an Oregon corporation ("Enron") and Enron Northwest Assets LLC, a Delaware limited liability company ("Enron NW Assets") providing, among other things, for the purchase by Holdco of all of the issued and outstanding shares of common stock, par value $3.75 per share, of Portland General Electric Company, an Oregon corporation, and all of the issued and outstanding shares of common stock, par value $1.00 per share, of PGH II, Inc., an Oregon corporation, for the consideration set forth therein, including shares of Common Stock, Class B Common Stock, and units of Feline Prides of Holdco (as defined in the Stock Purchase Agreement); and

         WHEREAS, prior to entering into the Merger Agreement and the Stock Purchase Agreement, the Company desires to amend certain provisions of the Rights Agreement.

         NOW, THEREFORE, in consideration of the premises and the agreements set forth herein, the parties agree that the Rights Agreement is hereby amended as follows:

         1. Amendment of Section 1(a). Section 1(a) of the Rights Agreement is amended by adding the following new paragraph at the end of Section 1(a):

         "Notwithstanding anything in this Agreement to the contrary, (i) neither Northwest Energy Corporation, an Oregon corporation ("Holdco"), nor Northwest Energy Sub Corporation, an Oregon corporation ("Merger Sub") nor any of their Affiliates or Associates shall be deemed to be an "Acquiring Person," and no Shares Acquisition Date or Distribution Date shall be deemed to have occurred, as a result of (x) the execution and delivery of the Agreement and Plan of Merger and Reorganization, dated as of October 5, 2001, by and among Holdco, Merger Sub and the Company, as the same may be amended from time to time (the "Merger Agreement"), (y) any action taken by Holdco, the Company, Merger Sub or any of their respective Affiliates or Associates in accordance with the provisions of the Merger Agreement, or (z) the consummation of the Merger (as such term is defined in the Merger Agreement) in accordance with the provisions of the Merger Agreement, and (ii) neither Enron Corp., Enron Northwest Assets LLC ("Enron NW Assets"), nor any Designated Transferee (as such term is defined in the Stock Purchase Agreement referred to below) nor any of their respective Affiliates or Associates shall be deemed to be an "Acquiring Person," and no Shares Acquisition Date or Distribution Date shall be deemed to have occurred as a result of (x) the execution and delivery of the Stock Purchase Agreement dated October 5, 2001, among Enron Corp., Enron NW Assets, the Company and Holdco, as the same may be amended from time to time (the "Stock Purchase Agreement"), (y) any action taken by Enron Corp., Enron NW Assets or any Designated Transferee (as such term is defined in the Stock Purchase Agreement) in accordance with the provisions of the Stock Purchase Agreement, or (z) the consummation of the transactions contemplated by the Stock Purchase Agreement in accordance with the terms of the Stock Purchase Agreement."

         2. Amendment of Section 2. The first sentence of Section 2 of the Rights Agreement is hereby amended to delete the following words:

         "and the holders of the Rights (who, in accordance with Section 3 hereof, shall prior to the Distribution Date also be the holders of the Common Shares)"

         3. Amendment to Section 20(c). Section 20(c) of the Rights Agreement is hereby amended by adding the following words to the end of such section:

         "Anything to the contrary notwithstanding, in no event shall the Rights Agent be liable for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage."

         4. Effective Time of Amendment. The Rights Agreement shall be deemed to have been amended by this Amendment effective as of the time of the execution and delivery of this Amendment.


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


         5. Defined Terms. Capitalized terms used herein and not otherwise defined are used in this Amendment as used or defined in the Rights Agreement.

         6. Agreement Remains in Force. Except as expressly set forth in this Amendment, the Rights Agreement remains unmodified and in full force and effect.

         7. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

         8. Governing Law. This Amendment and the legal relations between the parties hereto shall be governed by and construed in accordance with the substantive laws of the State of Oregon, without giving effect to the conflict of laws principles thereof.

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


         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written. This Amendment may be executed in one or more counterparts all of which shall be considered one and the same amendment and each of which shall be deemed to be an original.

                                             NORTHWEST NATURAL GAS COMPANY



                                             By: /s/ Bruce R. DeBolt
                                                 ------------------------------
                                                 Name:  Bruce R. DeBolt
                                                 Title: Senior Vice President,
                                                 Finance, and Chief Financial
                                                 Officer

                                             MELLON INVESTOR SERVICES LLC



                                             By: /s/ Joseph S. Campbell
                                                 ------------------------------
                                                 Name:  Joseph S. Campbell
                                                 Title: Assistant Vice President



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